Exhibit 10.1

APYX MEDICAL CORPORATION

5115 Ulmerton Road

Clearwater, Florida 33760

June 11, 2026

Stavros Vizirgianakis

C/O Apyx Medical Corporation

5115 Ulmerton Road

Clearwater, Florida 33760

Re: Appointment as Executive Chairman

Dear Stavros:

This letter agreement (this “Agreement”) confirms the terms of your appointment as Executive Chairman of Apyx Medical Corporation, a Delaware corporation (the “Company”), and the grant to you of restricted stock units (“RSUs”), under the Company’s 2023 Share Incentive Plan (the “Plan”). This Agreement, including the granting of the RSU Award (defined below), is being entered into and provided in recognition of your service to the Company and your expected continued contributions in the role of Executive Chairman.

1.	Appointment as Executive Chairman. Effective as of June 11, 2026, you are appointed to serve as Executive Chairman of the Board of Directors (the “Board”) of the Company. In that capacity, you will perform such duties and responsibilities as are traditionally performed by an executive chairperson, including providing strategic leadership and governance oversight, assisting management with execution of corporate initiatives, capital raising efforts, supporting investor engagement, advising on capital markets and corporate development matters, and other such comparable duties.

2.	Continued Board Service. Your appointment as Executive Chairman is in addition to your current service as a member of the Board. Nothing in this Agreement limits the rights of the Company’s stockholders or the Board with respect to your continued service as a director or Executive Chairman in accordance with applicable law, the Company’s certificate of incorporation, bylaws and corporate governance policies.

3.	Term; At-Will Service. Your service as Executive Chairman will continue until terminated by either you or the Company at any time and for any reason, subject to applicable law and any rights you may have under this Agreement, the Plan or any other written agreement approved by the Board or the Compensation Committee of the Board (the “Compensation Committee”). Your appointment as Executive Chairman does not create any right to continued employment, service or engagement with the Company or any of its subsidiaries or affiliates.

4.	Compensation. In consideration of your service as Executive Chairman, and subject to approval by the Board, you will receive the RSU Award described in Section 5 below. You will not receive any cash compensation for your service as Executive Chairman, but will be reimbursed for reasonable and documented business expenses incurred in the performance of your duties, subject to the Company’s expense reimbursement policies as in effect from time to time.

5.	RSU Award.

(a)	Grant. Subject to approval by the Board, the Company hereby grants to you 450,000 RSUs (the “RSU Award”), effective as of June 11, 2026 (the “Grant Date”). Each RSU underlying the RSU Award represents the right to receive one (1) share of the Company’s common stock, par value $0.001 per share (“Common Stock”), subject to the terms and conditions of this Agreement and the Plan.

(b)	Plan Incorporation. The RSUs are granted under and subject to the terms and conditions of the Plan, which are incorporated into this Agreement by reference. By signing this Agreement, you acknowledge receipt of a copy of the Plan or access to the Plan, and agree to be bound by all terms and conditions of the Plan.

(c)	Vesting. Subject to your continued service with the Company through each applicable vesting date, except as otherwise provided in this Agreement, the Plan or any other written agreement approved by the Board or Compensation Committee, the RSUs will vest as follows:

i.	150,000 RSUs will vest immediately on the Grant Date;

ii.	150,000 RSUs will begin vesting on the first (1st) anniversary of the Grant Date and will vest ratably over the 12-month period beginning on such date, in equal monthly installments; and

iii.	150,000 RSUs will begin vesting on the second (2nd) anniversary of the Grant Date and will vest ratably over the 12-month period beginning on such date, in equal monthly installments.

(d)	Acceleration Upon Change of Control. Notwithstanding the vesting schedule set forth above, upon the occurrence of a Change of Control, all then-unvested RSUs will immediately become fully vested as of immediately prior to, and contingent upon, the consummation of such Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of any transaction or series of related transactions pursuant to which any person or group acquires more than 50% of the outstanding voting power of the Company, a merger or consolidation of the Company in which the Company’s stockholders immediately prior to such transaction do not own a majority of the voting power of the surviving or resulting entity immediately following such transaction, or the sale of all or substantially all of the Company’s assets.

(e)	Termination of Service. Except as otherwise provided in this Agreement, the Plan or any other written agreement approved by the Board or Compensation Committee, any unvested RSUs will be forfeited automatically without consideration upon termination of your service with the Company as Executive Chairman for any reason. For purposes of the RSUs, “service” means your continued service to the Company as Executive Chairman.

6.	Tax Matters; Withholding. You are responsible for all federal, state, local and foreign taxes arising from the RSUs, the issuance of shares of Common Stock in settlement of the RSUs and any other compensation or benefits provided under this Agreement. The Company may satisfy any required tax withholding obligations in any manner permitted under the Plan and applicable law, including by withholding shares otherwise deliverable upon settlement of vested RSUs, withholding from other amounts payable to you, requiring a cash payment from you, or any combination of the foregoing. You acknowledge that the Company has not provided tax advice to you and that you have been advised to consult your own tax advisor regarding this Agreement and the RSUs.

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7.	Section 409A. This Agreement and the RSUs are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, including under the short-term deferral exemption, and shall be interpreted and administered accordingly. The Company makes no representation or warranty regarding the tax treatment of this Agreement or the RSUs.

8.	Compliance with Law. The issuance of shares of Common Stock in settlement of the RSUs is subject to compliance with all applicable laws, rules and regulations, including securities laws and Nasdaq listing standards. The Company will not be required to issue any shares if such issuance would violate applicable law or any applicable Company policy. You acknowledge that the Company may be required to disclose the terms of this Agreement, your appointment as Executive Chairman and the RSU Award, and may be required to file this Agreement, in whole or in part, with the Securities and Exchange Commission, Nasdaq or other governmental or regulatory authorities. You consent to such disclosures and filings as the Company determines are required or advisable.

9.	Conflict with Plan. In the event of any conflict between this Agreement and the Plan, the Plan will control, unless otherwise permitted by the Plan and expressly approved by the Board or Compensation Committee. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Plan.

10.	Entire Agreement; Amendments. This Agreement, together with the Plan and any other written agreement expressly referenced herein, constitutes the entire agreement between you and the Company with respect to your appointment as Executive Chairman and the RSU Award described herein, and supersedes any prior or contemporaneous oral or written understandings with respect to such matters. This Agreement may be amended only by a written instrument signed by you and an authorized representative of the Company, except that the Company may make administrative or ministerial changes, or changes required to comply with applicable law, the Plan or Company policy, to the extent permitted by the Plan and applicable law.

11.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles that would result in the application of the laws of another jurisdiction.

12.	Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by electronic means will be deemed effective for all purposes.

Please confirm your agreement with the foregoing by signing and returning this Agreement.

Sincerely,

Apyx Medical Corporation

By:	/s/ Charlie Goodwin
Name:	Charlie Goodwin
Title:	Chief Executive Officer

Agreed and accepted:

/s/ Stavros Vizirgianakis
Stavros Vizirgianakis

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